CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Portfolio Series Fixed Income Active Allocation Fund:

We consent to the use of our report dated March 16, 2012, with respect to the financial statements and financial highlights of Oppenheimer Portfolio Series Fixed Income Active Allocation Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado
May 24, 2012